Sincere Investment Management, LLC
Investment Adviser
Code of Ethics

© Copyright 2006, National Regulatory Services.  All rights reserved.

Sincere Investment Management, LLC
Code of Ethics
To Current

Table of Contents

1 - Statement of General Policy	3
2 - Definitions	4
3 - Standards of Business Conduct	5
4 - Prohibition Against Insider Trading	6
5 - Personal Securities Transactions	8
6 - Gifts and Entertainment	9
7 - Protecting the Confidentiality of Client Information	10
8 - Service as a Director	12
9 - Compliance Procedures	13
10 - Certification	15
11 - Records	16
12 - Reporting Violations and Sanctions

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Sincere Investment Management, LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Sincere Investment Management, LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Sincere Investment Management, LLC and its employees owe a fiduciary duty to Sincere Investment Management, LLC’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Sincere Investment Management, LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Sincere Investment Management, LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Sincere Investment Management, LLC has an affirmative duty of utmost good faith to act solely in the best interests of its clients.

Sincere Investment Management, LL C and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meetings its fiduciary responsibilities to its clients, Sincere Investment Management, LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Sincere Investment Management, LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Sincere Investment Management, LLC. Sincere Investment Management, LLC’s reputation for fair and honest dealings with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Peter Flynn, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Sincere Investment Management, LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Sincere Investment Management, LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised o consult with Peter Flynn. Peter Flynn may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Peter Flynn will periodically report to senior management/board of directors of Sincere Investment Management, LLC to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

•
“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

•
“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•
“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Sincere Investment Management, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Sincere Investment Management, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•
“Supervised person” means directors, officers and partners of Sincere Investment Management, LLC (or other persons occupying a similar status or performing similar functions); employees of Sincere Investment Management, LLC; and any other person who provides advice on behalf of Sincere Investment Management, LLC and is subject to Sincere Investment Management, LLC’s supervision and control.

Standards of Business Conduct

Sincere Investment Management, LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and it’s employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Adviser’s Act and also requires that all supervised persons comply with the applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Sincere Investment Management, LLC’s access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Sincere Investment Management, LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Sincere Investment Management, LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Sincere Investment Management, LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Sincere Investment Management, LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Peter Flynn immediately if you have nay reason to believe that violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Sincere Investment Management, LLC), while in the possession of material, nonpublic information, nor may any personnel of Sincere Investment Management, LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Peter Flynn.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s, “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Sincere Investment Management, LLC’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Sincere Investment Management, LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Peter Flynn.
•	Do not purchase or sell securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to Peter Flynn.
•	After Peter Flynn has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with Peter Flynn before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Sincere Investment Management, LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, yourself, your clients and the firm, you should contact Peter Flynn immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Sincere Investment Management, LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Sincere Investment Management, LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Peter Flynn may place certain securities on a “restricted list.” Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on a restricted list. Peter Flynn shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Peter Flynn may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should be generally placed on the watch list. This list will be disclosed only to Peter Flynn and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Sincere Investment Management, LLC has adopted the following principles governing personal investment activities by Sincere Investment Management, LLC supervised persons:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or nay abuse of an individual’s position of trust and responsibility; and
•	Access persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Peter Flynn who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No access persons shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Peter Flynn who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client), and, if approved, will be subject to continuous monitoring for possible future conflicts.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Sincere Investment Management, LLC has adopted the policies set forth below to guide access persons in this area.

General Policy

Sincere Investment Management, LLC’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
•
Access persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Sincere Investment Management LLC, or that others might reasonably believe would influence those decisions;

•
Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfied these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•
Any access person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Sincere Investment Management, LLC, including gifts and gratuities with value in excess of $300 per year (Note: Dual registrants sometimes use a $100 gift threshold for all employees based on NASD rule), must obtain consent from Peter Flynn before accepting such gift.

•
This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Sincere Investment Management, LLC.

•
This gift reporting requirement is for the purpose of helping Sincere Investment Management, LLC monitor the activities of its employees. However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Peter Flynn.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Sincere Investment Management, LLC, the firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Sincere Investment Management, LLC to clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Sincere Investment Management, LLC’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Sincere Investment Management, LLC’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Sincere Investment Management, LLC does not share Confidential Information with any third parties, except in the following circumstances:

•
As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Sincere Investment Management, LLC will require that any financial intermediary, agent or other service utilized by Sincere Investment Management, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Sincere Investment Management, LLC only for the performance of the specific service requested by Sincere Investment Management, LLC;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over Sincere Investment Management, LLC, or as otherwise required by any applicable law. In the event Sincere Investment Management, LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Sincere Investment Management, LLC shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All access persons are prohibited, either during or after the termination of their employment with Sincere Investment Management, LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the Sincere Investment Management, LLC’s services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Sincere Investment Management, LLC, must return all such documents to Sincere Investment Management, LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Sincere Investment Management, LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Sincere Investment Management, LLC’s services to clients;
•
Any access person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Sincere Investment Management, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Sincere Investment Management, LLC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Peter Flynn is responsible for reviewing, maintaining and enforcing Sincere Investment Management, LLC’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of Peter Flynn.

Service as a Director

No access person shall serve on the board of directors of any publicly traded company without prior authorization by Peter Flynn or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Sincere Investment Management, LLC’s clients. Where board service is approved Sincere Investment Management, LLC shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to Peter Flynn which must contain the information described below. It is the policy of Sincere Investment Management, LLC that each access person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Peter Flynn.

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

•
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

•
The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

•	The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

2. Annual Holdings Report

Every access person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access person had a direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the access person.

4.	Exempt Transactions

An access person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan;
•
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Sincere Investment Management, LLC holds in its records so long as the firm receives the confirmations or statements no later 30 days after the end of the applicable calendar quarter;

•	Any transaction or holding report if Sincere Investment Management, LLC has only one access person, so long as the firm maintains records of the information otherwise required to be reported.

5. Monitoring and Review of Personal Securities Transactions

Peter Flynn or designee will monitor and review all reports required under the Code for compliance with Sincere Investment Management, LLC’s policies regarding personal securities transactions and applicable SEC rules and regulations. Peter Flynn may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Sincere Investment Management, LLC. Any transactions for any accounts of Peter Flynn will be reviewed and approved by the President or other designated supervisory person. Peter Flynn shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to Peter Flynn that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Peter Flynn in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annual certify in writing to Peter Flynn that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Peter Flynn regarding any inquiries pertaining to the Code or the policies established herein.

Records

Peter Flynn shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been effect during the past five years;
•
A record of any violation of Sincere Investment Management, LLC’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of Sincere Investment Management, LLC;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;
•
A record of any decision and reasons supporting such decision to approve an access person’s acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Peter Flynn or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Peter Flynn shall promptly report to senior management all apparent material violations of the Code. When Peter Flynn finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Sub-Advisor
Exh15-Code of Ethics

Introduction

Rule 17j-1 under the Investment Company Act of 1940 (the "Act") requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. The James Advantage Funds (the "Trust") is registered as an open-end management investment company under the Act. James Investment Research, Inc. (the "Adviser") is the investment adviser of the Trust. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of the Trust and the Adviser.

This Code of Ethics is based on the principle that the officers, directors, trustees and employees of the Trust and the Adviser have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the "Code") and to do so in a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to the Trust. Although it is not prohibited by this Code, day trading by officers, directors, trustees and employees of the Trust and the Adviser is not encouraged.

B. Definitions

1. "Access Person" means (i) any employee, director, trustee or officer of the Trust or the Adviser, (ii) any employee of any company in a control relationship to the Trust or the Adviser, who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust or whose principal function or duties relate to the making of any recommendation to the Trust regarding the purchase or sale of securities and (iii) any natural person in control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "Access Person" simply by virtue of the following: normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Chief Compliance Officer for the Trust and the Adviser is responsible for determining who are Access Persons and maintaining a list of such persons.

2.
A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

3.
"Beneficial ownership" means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. "Beneficial Ownership" includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person's family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

4.
The " Chief Compliance Officer" (CCO) of the Trust and the Adviser is Thomas L. Mangan. In his absence, and with respect to the transactions of Thomas L. Mangan, Barry R. James or Ann M. Shaw will act as the Compliance Officer of the Trust and the Adviser.

5.	"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

6.	"Disinterested trustee" means a trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

7.
"Equivalent security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

8.	"Immediate family" of an individual means any of the following persons who reside in the same household as the individual:

child                                        grandparent                                      son-in-law
stepchild                                spouse                                              daughter-in-law
grandchild                              sibling                                               brother-in-law
parent                                      mother-in-law                                  sister-in-law
step-parent                             father-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

9.	"Purchase or sale of a security" includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

10.
"Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of unaffiliated registered open-end investment companies, direct obligations of the United States government such as U. S Treasury securities, , bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.

C. Pre-Clearance Requirements

All Access Persons shall clear in advance through the Chief Compliance Officer any purchase or sale, direct or indirect, of any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The CCO shall retain written records of such clearance requests, which records shall be signed and dated by the CCO and shall indicate approval or rejection of such clearance requests.

The CCO will not grant clearance for any purchase or sale of a Security on the same day the Security is being considered for purchase or sale or being purchased or sold by the Trust. Being considered for purchase or sale includes being scheduled for discussion in Investment Committee. However, simply being on the Adviser’s BUY or SELL list does not constitute “being considered for purchase or sale”. If the Security proposed to be purchased or sold by the Access Person is an option, clearance will not be granted if the securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above.

The Chief Compliance Officer may refuse to preclear a transaction if he deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on that trading day, or (2) the Access Person learns that the information provided to the Compliance Officer in such Access Person's request for clearance is not accurate. If an Access Person places an order for a transaction on a trading day but such order is not executed on that trading day (e.g., a limit order), clearance needs to be reobtained. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

D. Exempted Transactions

The pre-clearance requirements in Section C of this Code shall not apply to:

1.	Purchases or sales which are non-volitional on the part of either the Access Person or the Trust.

2. Purchases which are part of an automatic dividend reinvestment plan.

3.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.	Writing of covered call options.

5.
Purchases or sales by (1) a disinterested trustee or a member of his or her immediate family, or (2) a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser or a member of his or her immediate family.

6.	Purchases or sales of debt obligations issued by or on behalf of states and municipalities and other qualifying issuers which pay interest that is exempt from federal and/or state income tax.

7.	Purchases or sales of obligations issued or guaranteed by an agency or instrumentality of the Government of the United States or quasi-governmental agencies such as FNMA or FHLMC.

8.
Purchases or sales by any limited partnership or investment pool for which the Adviser or an affiliated person of the Adviser provides investment management services, or by any account managed by the Adviser for the purpose of developing a new product.

However, Rule 204A-1 specifically includes as covered securities the purchase and sale of shares of any mutual fund managed by the adviser other than those shares bought through dividend reinvestment or any other automatic investment plan, such as the James Advantage Funds’ 50/50 Plan, or shares sold under an automatic withdrawal plan.

E. Prohibited Actions and Transactions

Notwithstanding a grant of clearance under Section C hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section. The prohibitions of paragraphs 1 through 7 of this Section do not apply to any limited partnership or investment pool for which the Adviser or an affiliated person of the Adviser provides investment management services or to any account managed by the Adviser for the purpose of developing a new product. The prohibitions of paragraph 1 through 7 of this Section also do not apply to disinterested trustees and members of their immediate families or to persons whose only affiliation with the Trust and the Adviser is as a director of the Adviser and members of their immediate families.

1.
An Access Person shall not acquire, for any account in which such Access Person has a beneficial ownership interest, any common stock or security convertible into common stock in an initial public offering.

2.
An Access Person shall not execute a Securities transaction while the Trust has a pending buy or sell order in that same Security or an equivalent Security. An Access Person shall disgorge any profits realized on trades within such period to the applicable Fund. The prohibitions of this paragraph 2 shall not apply to disinterested trustees and members of their families or persons whose only affiliation with the Trust and the Adviser is as a director of the Adviser and members of their immediate families, unless such trustee or director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee or director, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee or director, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

3.
An Access Person shall not accept from any person or entity that does or proposes to do business with or on behalf of the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by an Access Person is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or some other amount determined by the CCO if received in the normal course of business.

4.
An Access Person shall not serve on the board of directors of publicly traded companies, absent prior authorization from Dr. Francis E. James, Jr. Dr. James will not serve on the board of directors of any publicly traded companies, absent prior authorization from the Chief Compliance Officer. However, any directorships held by an Access Person as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. Dr. James will grant authorization only if it is determined that the board service would not be inconsistent with the interests of the Trust. In the event board service is authorized, such individuals serving as directors shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a firewall policy or investment restrictions.

5.             An Access Person shall not acquire a security in a private placement, absent prior authorization from the Chief Compliance Officer (CCO). The CCO will not grant clearance for the acquisition of a security in a private placement if it is determined that the investment opportunity should be reserved for the Trust or that the opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual's position with the Adviser or the Trust (as applicable). The CCO shall maintain a permanent record of all authorizations for acquisition of a private placement, which record shall include a statement concerning why authorization was given. An individual who has been granted clearance to acquire securities in a private placement shall disclose such investment when participating in a subsequent consideration by the Trust of an investment in the issuer. A subsequent decision by the Trust to purchase such a security shall be subject to independent review by investment personnel with no personal interest in the issuer.

6.
An Access Person shall not purchase during the underwriting of the security any common stock or security convertible into common stock which, due to its public demand in relation to the amount offered, is likely to increase in value (i.e. "hot issue").

7.	An Access Person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

8.
An Access Person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (anti-market manipulation).

9.
An Access Person shall not cause or attempt to cause the Trust to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such Access Person or his or her immediate family. If an Access Person or his or her immediate family stands to materially benefit from an investment decision for the Trust that the Access Person is recommending or in which the Access Person is participating, the Access Person shall disclose to the persons with authority to make investment decisions for the Trust, any beneficial ownership interest that the Access Person or his or her immediate family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or his or her immediate family or the appearance of impropriety.

10. Political Contributions (Pay-to-Play)

a.
“Pay-to-Play” is defined as one or more political contributions by the Adviser or an officer of the Adviser to a person holding public office, running for public office, or to a committee formed for that end, for the purpose of obtaining or retaining advisory contacts with governmental entities.

b.
“Pay-to-Play” or other political contributions made in exchange for advisory business are prohibited. However, this Code does not prohibit participation in the political process. Rather, this Code refers to a contribution with a clear advisory quid pro quo.

c.	If an officer is uncertain whether a proposed contribution violates this prohibition, the officer should seek advice from the President of the Adviser or the Chief Compliance Officer of the Adviser.
F. Reporting

1.
Each Access Person, except a disinterested trustee of the Trust or a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser, shall arrange for the Compliance Officer to receive directly from the broker-dealer effecting a transaction in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, duplicate copies of each confirmation for each securities transaction and periodic account statements for each brokerage account in which such Access Person has any beneficial ownership interest.

2.
Each Access Person shall report to the Chief Compliance Officer no later than 10 days after the end of each calendar quarter the information described below with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such Access Person does not have any direct or indirect influence.

a.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares or the principal amount of the Security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c. The price of the Security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through whom the transaction was effected; and

e.	The date that the report is submitted by the Access Person.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

Each Access Person shall also report to the CCO no later than 10 days after the end of each quarter the name of any securities account established by the Access Person during the quarter and the date the account was established.

3.
Each Access Person shall upon commencement of employment and annually thereafter verify in writing that all transactions in any Security in which such Access Person has, or by reason of such transaction has acquired, any direct or indirect beneficial ownership in the Security have been reported to the Compliance Officer. If an Access Person had no transactions during the year, such Access Person shall so advise the Compliance Officer. The reporting requirements of this paragraph 3 do not apply to disinterested trustees of the Trust or persons whose only affiliation with the Trust and the Adviser is as a director of the Adviser.

4.
Each Access Person shall, within 10 days of commencement of employment or being designated an Access Person, and annually thereafter, be required to disclose the following information to the Compliance Officer:

a.
his or her current personal Securities holdings, which information shall include the title, number of shares or principal amount of each Security in which he or she has any direct or indirect beneficial ownership;

b.
all covered securities accounts held in his or her name, which information shall include the name of any broker, dealer or bank with whom he or she maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c. the date that the report is submitted by the Access Person.

The Initial Holdings Report (i.e., the Report required within 10 days of commencement of employment or being designated an Access Person) must contain information correct as of the date the person became an Access Person. The Annual Holdings Report must contain information correct as of a date no more than 30 days before the Report is submitted.

5.
A disinterested trustee of the Trust or a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser need only report a transaction in a Security if such trustee or director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee or director, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee or director, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

6.
The Adviser or the Trust or its CCO may, in its/his discretion, require an Access Person to disclose in connection with a report, recommendation or decision of such Access Person to purchase or sell a Security any direct or indirect beneficial ownership by such person of such Security.

7.	The Chief Compliance Officer will report to the Board of Trustees of the Trust on a quarterly basis as to any violations of the Code of Ethics.

8.	At least annually, the Compliance Officer shall report in writing to the Board of Trustees:

a. a description of all issues that arose during the previous year under the Code; and

b.	information regarding material Code violations and sanctions imposed in response to the material violations; and

c.	certifying that the Trust and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

G. Confidentiality of Transactions and Information

1.
Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by the Trust, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust and shall not disclose any such confidential information without prior consent from the Chief Compliance Officer. Notwithstanding the foregoing, the holdings of the Trust shall not be considered confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

2.
Access Persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with the Trust or the Adviser.

H. Sanctions

Upon discovering a violation of this Code, the Board of Trustees of the Trust or the Board of Directors of the Adviser (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust and the Board of Directors of the Adviser.

I. Certification of Compliance

Each Access Person, except a disinterested trustee or a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

As Amended August 25, 2005